UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)*

Cazoo Group Ltd
(Name of Issuer)
Class A Ordinary Shares, par value $0.20 per share
(Title of Class of Securities)
G2007L121
(Cusip Number)
Hannah E. Dunn Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
February 1, 2024
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 33 Pages
Exhibit Index Found on Page 31

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 107,565
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 107,565
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,565
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 2 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 139,848
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 139,848
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,848
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 3 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,069
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,069
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,069
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 4 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,642
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,642
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,642
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 5 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 23,284
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 23,284
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,284
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 6 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 341,193
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 341,193
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 341,193
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 7 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,713
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 14,713
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,713
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 8 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 41,926
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 41,926
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,926
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 9 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 672,314
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 672,314
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 672,314
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.7% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 10 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 23,284
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 23,284
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,284
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 11 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 41,926
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 41,926
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,926
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 12 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 13 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 14 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 15 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 16 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 17 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 18 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 19 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 20 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 21 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 22 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 23 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 24 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 25 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 26 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 27 of 33 Pages

13D
CUSIP No. G2007L121

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 714,240 Shares (as defined in Item 1), representing 14.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 714,240
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 714,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 714,240
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 This percentage is calculated based on 4,891,002 Shares expected to be outstanding after giving effect to each of the December 2023 Reverse Stock Split (as defined herein) and the issuance of the New Shares (as defined herein), as reported in the Company’s Rule 424(b)(3) prospectus filed with the SEC on December 21, 2023.

Page 28 of 33 Pages

This Amendment No. 7 to Schedule 13D (this “Amendment”) amends and supplements the Schedule 13D initially filed on March 24, 2023, as amended and supplemented by Amendment No. 1 thereto filed on April 27, 2023, as amended and supplemented by Amendment No. 2 thereto filed on May 16, 2023, as amended and supplemented by Amendment No. 3 thereto filed on June 16, 2023, as amended and supplemented by Amendment No. 4 thereto filed on September 22, 2023, as amended and supplemented by Amendment No. 5 thereto filed on November 7, 2023, as amended and supplemented by Amendment No. 6 thereto filed on December 8, 2023 (the “Prior Schedule 13D” and, as amended and supplemented by this Amendment, this “Schedule 13D”).  Capitalized terms used without definition in this Amendment have the meanings ascribed thereto in the Prior Schedule 13D.

Item 4. Purpose of Transaction

This Amendment hereby amends and supplements Item 4 of the Prior Schedule 13D by adding the following thereto:

“The disclosure set forth in Item 6 below is hereby incorporated by reference in this Item 4.”

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

This Amendment hereby amends and supplements Item 6 of the Prior Schedule 13D by adding the following at the end of the second paragraph under the caption “New Investor Rights Agreement”:

“On February 1, 2024, FCM exercised its right on behalf of the Farallon Funds to designate such additional director nominee, by sending a designation letter (the “Designation Letter”) to the Company.  Pursuant to the Designation Letter, FCM on behalf of the Farallon Funds designated Mr. Paul Whitehead, the Company’s current Chief Executive Officer, to serve as a member of the Company’s board of directors.  Mr. Whitehead will serve as a Class III director whose term expires at the Company’s 2024 annual general meeting or until such time as he is no longer employed by the Company.  A copy of the Designation Letter is filed as Exhibit 15 to this Schedule 13D and is incorporated by reference herein.”

Item 7. Material to be Filed as Exhibits

This Amendment hereby amends and supplements Item 7 of the Prior Schedule 13D by adding the following thereto:

“There is filed herewith as Exhibit 15 the Designation Letter.”

Page 29 of 33 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated: February 5, 2024
/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly authorizing Dunn to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 30 of 33 Pages

EXHIBIT INDEX

1.	Joint Acquisition Statement Pursuant to Section 240.13d-1(k), dated March 24, 2023*

2.	Purchase Agreement, dated as of February 9, 2022*

3.	Indenture, dated as of February 16, 2022*

4.	Registration Rights Agreement, dated as of February 16, 2022*

5.	Letter Agreement, dated November 9, 2022*

6.	Cooperation Agreement, dated March 17, 2023*

7.	Joinder to Cooperation Agreement, dated as of April 25, 2023**

8.	Amendment No. 1 to Cooperation Agreement, dated as of June 15, 2023***

9.	Transaction Support Agreement, dated as of September 20, 2023****

10.	Termination Agreement, dated September 20, 2023****

11.	Amendment No. 1 to the Transaction Support Agreement, dated as of November 3, 2023*****

12.	New Notes Indenture, dated as of December 6, 2023******

13.	New Investor Rights Agreement, dated as of December 6, 2023******

14.	New Registration Rights Agreement, dated as of December 6, 2023******

15.	Designation Letter, dated February 1, 2024

*Filed as an exhibit to the Schedule 13D filed on March 24, 2023

**Filed as an exhibit to the Schedule 13D filed on April 27, 2023

***Filed as an exhibit to the Schedule 13D filed on June 16, 2023

****Filed as an exhibit to the Schedule 13D filed on September 22, 2023

***** Filed as an exhibit to the Schedule 13D filed on November 7, 2023

****** Filed as an exhibit to the Schedule 13D filed on December 8, 2023

Page 31 of 33 Pages

EXHIBIT 15
to
SCHEDULE 13D

Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111

1 February, 2024

CAZOO GROUP LTD
40 Churchway
London NW1 1LW
United Kingdom

RE: Director Designation

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made and entered into by and between Farallon Capital Management, L.L.C., for and on behalf of funds, accounts and entities managed or advised (on a discretionary basis) by it from time to time (“Farallon”) and Cazoo Group Ltd (the “Company”). Reference is made to that certain Investor Rights Agreement, dated December 6, 2023, by and among the Company and the Holders thereto (the “IRA”).  As contemplated by Section 2.1.2 of the IRA, the Company shall take all Necessary Action (as defined in the IRA) to cause the appointments of one director to be designated by Farallon at a later time following the closing of the transactions contemplated by the Transaction Support Agreement, dated September 20, 2023, by and among the Companies and the parties thereto, as amended.

Pursuant to this Agreement and in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Farallon hereby designates Paul Whitehead as its Shareholder Designee (as defined in the IRA) as a Class III member of the Board of Directors of the Company.

(signature page follows)

Page 32 of 33 Pages

Sincerely yours, Farallon Capital Management, L.L.C. By: /s/ William S. Seybold Name: William S. Seybold Title: Managing Member
ACKNOWLEDGED AND AGREED: Cazoo Group Ltd By: /s/ Paul Whitehead Name: Paul Whitehead Title: Chief Executive Officer

Page 33 of 33 Pages